UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 22, 2015
Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:
(216) 694-5700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On December 22, 2015, CLF PinnOak LLC (the "Company"), which is an indirect, wholly-owned subsidiary of Cliffs Natural Resources Inc., entered into a Unit Purchase Agreement (the "Purchase Agreement") with Seneca Coal Resources, LLC (the "Buyer"). Pursuant to the Purchase Agreement the Company sold its equity interest in Cliffs North American Coal LLC ("CNAC") to the Buyer. CNAC is the record and beneficial owner of all the outstanding interests of: (i) Pinnacle Mining Company, LLC, (ii) Pinnacle Land Company, LLC, (iii) Oak Grove Resources, LLC, (iv) Oak Grove Land Company, LLC, and (v) Beard Pinnacle, LLC (collectively, the "North American Coal Business"). Completion of the sale of the North American Coal Business to the Buyer was completed concurrently with entering into the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Buyer. Subject to certain limitations, the Company has agreed to indemnify the Buyer for breaches of representations, warranties and covenants.

Item 8.01.	Other Events.
On December 22, 2015, the Company completed the sale of its remaining equity interests in its North American Coal Business. The Company values the transaction at closing at $268 million based on the Buyer assuming all liabilities of the business. Additionally, the Buyer may pay the Company an earn out of up to $50 million contingent upon the terms of a revenue sharing plan which extends through the year 2020.
On December 22, 2015, Cliffs Natural Resources Inc. issued a news release announcing the completion of the sale of the Company's remaining equity interests in its North American Coal Business. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Cliffs Natural Resources Inc. published a news release on December 22, 2015 captioned, “Cliffs Natural Resources Inc. Completes the Sale of its Remaining North American Coal Business”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	December 29, 2015	By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer & Secretary

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Cliffs Natural Resources Inc. published a news release on December 22, 2015 captioned, “Cliffs Natural Resources Inc. Completes the Sale of its Remaining North American Coal Business”